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                                                                      EXHIBIT 11



                             MEDIQUAL SYSTEMS, INC.

                   STATEMENT RE: PRO FORMA EARNINGS PER SHARE
                                  (UNAUDITED)


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

                                                                YEAR ENDED              SIX MONTHS ENDED
                                                               DECEMBER 31,                  JUNE 30,
                                                                  1995                         1996
                                                               ------------             -----------------
Net income (loss) ...........................................   $(1,757,178)                $1,126,698
Accretion of preferred stock dividends ......................       294,890                    227,661
Interest expense ............................................        89,161                     44,353
                                                                -----------                 ----------
        Pro forma net income (loss) .........................   $(1,373,127)                $1,398,712
                                                                ===========                 ==========
Weighted average common shares outstanding ..................     3,517,605                  3,671,136
Assumed Conversion of Class B and Class C Convertible
  Preferred Stock ...........................................     2,151,596                  2,175,243
Common stock and stock options issued after June 1, 1995
  pursuant to the treasury stock method .....................       374,618                    374,618
Common stock equivalents outstanding, pursuant to the
  treasury stock method .....................................            --                    317,359
Common shares assumed to be issued in proposed initial public offering in order to redeem Class A Redeemable Preferred
  Stock and outstanding debt ................................       587,969                    587,969
                                                                -----------                 ----------
Pro forma weighted average number of common and common
  equivalent shares outstanding .............................     6,631,788                  7,126,325
                                                                ===========                 ==========
        Per share amount ....................................   $     (0.21)                $     0.20
                                                                ===========                 ==========

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